For more information contact:

KinderCare Learning Centers, Inc.
Jill Eiland, Senior Director of Public Relations
(503) 872-1519

Ref: NR11904

KinderCare Announces Fourth Quarter and Fiscal 2004 Results

(Portland, Ore.) – August 23, 2004 – KinderCare Learning Centers, Inc. announces net revenues of $210.0 million in the fourth quarter of fiscal 2004, an increase of $7.4 million, or 3.7%, from the same period last year. The increase was due to higher tuition rates, offset by reduced occupancy, as well as additional net revenues generated by the newly opened centers. Comparable center net revenues increased $4.6 million, or 2.3%.

The average weekly tuition rate grew $8.18 or 5.6%, from the same period last year to $154.51, due primarily to tuition increases. Occupancy declined 1.8 percentage points to 64.1% due primarily to reduced full-time equivalent attendance within the population of older centers.

During the fourth quarter of fiscal 2004, operating income was $21.6 million, a decrease of $1.5 million, or 6.4%, from the same period last year. The decrease in operating income was due primarily to overall higher expense for salaries, wages and benefits and increased asset impairment charges included in depreciation expense, offset by cost controls. Operating income as a percentage of net revenues in the fourth quarters of fiscal 2004 and 2003 was 10.3% and 11.4%, respectively.

Net income was $8.3 million during the fourth quarter of fiscal 2004 compared to $3.4 million in the same period last year, an increase of 147.3%. The most significant reason for the increase was the absence in fiscal 2004 of a $4.0 million, after taxes, write-down of a minority investment ($6.7 million before taxes), which was recorded in the fourth quarter of fiscal 2003. For the fourth quarter of fiscal 2004 basic and diluted net income per share were both $0.42. Basic and diluted net income per share were both $0.17 for the fourth quarter of fiscal 2003.

EBITDAR increased $10.0 million, or 23.5%, to $52.7 million, during the fourth quarter of fiscal 2004, from the same period last year. The increase was primarily due to higher tuition rates and the absence of a write-down of a minority investment. As a percentage of net revenues, EBITDAR was 25.1% and 21.1% for the fourth quarters of fiscal 2004 and 2003, respectively.

Our cash balance was $58.9 million at May 28, 2004, an increase of $24.3 million from the third quarter of fiscal 2004. The increase was due to increased cash flow from sale-leaseback proceeds and operating activities. Our total debt was $488.8 million at May 28, 2004, a decrease of $28.3 million from the third quarter of fiscal 2004. The decrease was primarily the result of redemption of $15.0 million of aggregate principal amount of our 9.5% senior subordinated notes and an $11.0 million reduction in borrowings under our revolving credit facility. Capital expenditures were $16.1 million in the fourth quarter of fiscal 2004, an increase of $2.7 million from the same period last year.

During both of the fourth quarters of fiscal 2004 and fiscal 2003, four centers were opened. We closed nine centers during the fourth quarter of fiscal 2004 compared to four centers in the same period last year.

Fiscal Year 2004

Net revenues for fiscal 2004, were $855.9 million, an increase of $21.3 million, or 2.5%, over the same period last year. The increase was due to higher tuition rates, offset by reduced occupancy, as well as additional net revenues generated by the newly opened centers. Comparable center net revenues increased $4.2 million, or 0.5%.

The average weekly tuition rate grew $8.19, or 5.7%, from the same period last year to $152.64 due primarily to tuition increases. Occupancy declined 2.9 percentage points to 60.4% due primarily to reduced full-time equivalent attendance within the population of older centers.

During fiscal 2004, operating income was $72.0 million, a decrease of $0.9 million or 1.2%. The decrease was due primarily to increased rent expense largely as a result of the sale-leaseback program, offset by cost controls. As a percentage of net revenues, operating income was 8.4% and 8.7% in fiscal 2004 and 2003, respectively.

Net income was $14.7 million in fiscal 2004, an increase of $1.3 million, or 9.6%, from the same period last year. Net income as a percentage of net revenues was 1.7% and 1.6% in fiscal 2004 and 2003, respectively. The slight improvement in margin was due primarily to control over costs. Basic and diluted net income per share were $0.75 and $0.74, respectively, in fiscal 2004. For fiscal 2003, basic and diluted net income per share were $0.68 and $0.67, respectively.

EBITDAR was $189.9 million in the fiscal 2004, an increase of $13.1 million over the same period last year. As a percentage of net revenues, EBITDAR was 22.2% in fiscal 2004 compared to 21.2% in fiscal 2003. The increase was due primarily to higher tuition rates, control over costs and the absence in fiscal year 2004 of a charge for the write-down of a minority investment, which was recorded in fiscal 2003. EBITDAR represents earnings before interest expense, investment income, income taxes, depreciation, amortization, rent and related components of discontinued operations.

Our total debt was $488.8 million at May 28, 2004, an increase of $33.7 million from May 30, 2003, while our cash balance increased $40.8 million to $58.9 million over the same period due primarily to net proceeds received from our sale-leaseback program and cash provided by operating activities. The increase in our debt was largely the result of our debt refinancing in July 2003, which included financing the acquisition of the centers included in our former $97.9 million synthetic lease facility, offset by the repurchase and redemption of $110.6 million aggregate principal amount of our 9.5% senior subordinated notes. Capital expenditures were $58.4 million in fiscal 2004, a decrease of $24.7 million from the same period last year, which was primarily due to a reduction in spending for new center development.

During fiscal 2004, 16 new centers were opened compared to 28 in the same period last year. In addition, we completed the acquisition of one center in fiscal 2004. During fiscal 2004, 41 centers were closed compared to 28 in the same period last year.

Non-GAAP Financial Measures

A non-GAAP financial measure is a numerical measure of historical or future financial performance, financial position or cash flows that excludes or includes amounts, or is subject to adjustments that have the effect of excluding or including amounts, from the most directly comparable measure calculated and presented in accordance with generally accepted accounting principles (“GAAP”). At the end of this release, we have provided a reconciliation of EBITDA and EBITDAR, non-GAAP measures of our liquidity, to cash provided by operating activities, the most comparable GAAP financial measure.

We believe EBITDA and EBITDAR are useful tools for certain investors and creditors for measuring our ability to meet debt service requirements. Additionally, management uses EBITDA and EBITDAR for purposes of reviewing our results of operations on a more comparable basis. EBITDA and EBITDAR do not represent cash flow from operations as defined by GAAP, are not necessarily indicative of cash available to fund all cash flow needs and should not be considered alternatives to net income under GAAP for purposes of evaluating our results of operations.

Comparable Centers

A center is included in comparable center net revenues when it has been open and operated by us at least one year and it has not been rebuilt or permanently relocated within that year. Therefore, a center is considered comparable during the first four-week period it has prior year net revenues. Non-comparable centers include those that have been closed.

Discontinued Operations

Discontinued operations represents the operating results for all periods presented of the 69 centers closed since fiscal 2002.

Fiscal Calendar

Our fiscal year ends on the Friday closest to May 31. The first fiscal quarter is comprised of 16 weeks, while the second, third and fourth quarters are each comprised of 12 weeks.

Conference Call

We will host a conference call on Tuesday, August 24, 2004 at 10:00 a.m. Pacific Time, at 1.888.417.7531 (reference: KinderCare) to discuss our fiscal 2004 results. Replays will be available through Monday, August 30, 2004 at 1.800.642.1687, access identification number 9264015. This call will also be streamed over the internet, accessible via http://www.kindercare.com/about_ir, at the webcast listing. Replays will be available at our website for 90 days from the date of the call.

About Us

We are the leading for-profit provider of early childhood education and care services in the United States. At August 6, 2004, we served approximately 114,000 children and their families at 1,230 child care centers. At our child care centers, education and care services are provided to infants and children up to twelve years of age. However, the majority of the children we serve are from six weeks to five years old. The total licensed capacity at our centers was approximately 165,000 at August 6, 2004.

We operate child care centers under two brands as follows:

  KinderCare – At August 6, 2004, we operated 1,160 KinderCare centers. The brand was established in 1969 and includes centers in 39 states.

  Mulberry – We operated 70 Mulberry centers at August 6, 2004, which are located primarily in the northeast region of the United States and southern California. In addition, we had four service contracts to operate before-and after-school programs.

We also partner with companies to provide on- or near-site care to help employers attract and retain employees. Included in our 1,230 centers at August 6, 2004 are 44 employer-sponsored centers.

In addition to our center-based child care operations, our wholly-owned subsidiary, KC Distance Learning, Inc., owns and operates a distance learning company serving teenagers and young adults in three business units as follows: Keystone National High School, Learning and Evaluation Center and iQ Academies.

We are based in Portland, Oregon. Our internet website addresses include kindercare.com, kindercareatwork.com and mulberrychildcare.com. Information about KC Distance Learning, Inc.‘s educational programs is available at kcdistancelearning.com, keystonehighschool.com, creditmakeup.com, iqacademies.com and go2iq.com.

KinderCare Learning Centers, Inc. and Subsidiaries
Financial and Operating Highlights
(In thousands, except per share amounts and child care center data)

                                          Twelve Weeks Ended              Fiscal Year Ended
                                      ---------------------------    ---------------------------
                                      May 28, 2004   May 30, 2003    May 28, 2004   May 30, 2003
                                      ------------   ------------    ------------   ------------
Results of operations:
Revenues, net.......................  $    209,962   $    202,529    $    855,933   $    834,655
                                      ------------   ------------    ------------   ------------
Operating expenses:
  Salaries, wages and benefits......       113,345        106,356         470,314        460,013
  Depreciation and amortization.....        16,460         13,708          61,665         56,832
  Rent..............................        13,338         12,170          54,784         51,379
  Provision for doubtful accounts...         1,965            306           6,559          4,907
  Other.............................        43,228         46,882         190,621        188,638
                                      ------------   ------------    ------------   ------------
    Total operating expenses........       188,336        179,422         783,943        761,769
                                      ------------   ------------    ------------   ------------
      Operating income..............        21,626         23,107          71,990         72,886
Investment income...................            49            205             265            420
Interest expense....................        (8,190)        (9,241)        (39,753)       (41,032)
Loss on the early extinguishment
  of debt...........................          (552)            --          (5,761)            --
Loss on minority investment.........            --         (6,700)             --         (6,700)
Dividend income.....................            --             --             496             --
                                      ------------   ------------    ------------   ------------
Income before income taxes and
  discontinued operations...........        12,933          7,371          27,237         25,574
Income tax expense..................        (5,115)        (2,920)        (11,167)       (10,128)
                                      ------------   ------------    ------------   ------------
    Income before discontinued
      operations....................         7,818          4,451          16,070         15,446
Discontinued operations, net of
  income tax........................           492         (1,091)         (1,370)        (2,031)
                                      ------------   ------------    ------------   ------------
        Net income..................  $      8,310   $      3,360    $     14,700   $     13,415
                                      ============   ============    ============   ============

Basic net income per share:
  Income before discontinued
    operations......................  $       0.40   $       0.23    $       0.82   $       0.78
  Discontinued operations, net......          0.02          (0.06)          (0.07)         (0.10)
                                      ------------   ------------    ------------   ------------
    Net income......................  $       0.42   $       0.17    $       0.75   $       0.68
                                      ============   ============    ============   ============
Diluted net income per share:
  Income before discontinued
    operations......................  $       0.40   $       0.22    $       0.81   $       0.77
  Discontinued operations, net......          0.02          (0.05)          (0.07)         (0.10)
                                      ------------   ------------    ------------   ------------
    Net income......................  $       0.42   $       0.17    $       0.74   $       0.67
                                      ============   ============    ============   ============

Weighted average common shares
  outstanding:
    Basic...........................        19,722         19,661          19,701         19,701
    Diluted.........................        19,837         19,935          19,966         19,908

Other financial data:
Net cash provided by operating
  activities........................  $     35,669   $     29,613    $     93,651   $     77,513
EBITDAR.............................        52,689         42,666         189,850        176,713
EBITDA..............................        39,293         30,176         134,423        123,386
Capital expenditures................        16,138         13,383          58,436         83,114
Cash at the end of period...........        58,898         18,066          58,898         18,066
Total debt at the end of period.....       488,779        455,080         488,779        455,080

Child care center data:
Average weekly tuition rate.........  $     154.51   $     146.33    $     152.64   $     144.45
Occupancy...........................          64.1%          65.9%           60.4%          63.3%
Licensed capacity at end of period..       166,000        167,000         166,000        167,000
Number of centers at end of period..         1,240          1,264           1,240          1,264

KinderCare Learning Centers, Inc. and Subsidiaries
Reconciliation of Non-GAAP Financial Measures
(In thousands)

                                          Twelve Weeks Ended              Fiscal Year Ended
                                      ---------------------------    ---------------------------
                                      May 28, 2004   May 30, 2003    May 28, 2004   May 30, 2003
                                      ------------   ------------    ------------   ------------
EBITDA and EBITDAR:
Net cash provided by operating
  activities........................  $     35,669   $     29,613    $     93,651   $     77,513
Income tax expense..................         5,115          2,920          11,167         10,128
Deferred income taxes...............         7,432         16,592          16,535         10,968
Interest expense, net...............         8,693          9,036          45,249         40,612
Effect of discontinued operations
  on interest and taxes.............           342           (716)           (952)        (1,332)
Change in operating assets and
  liabilities.......................       (19,351)       (27,294)        (32,830)       (14,000)
Other non-cash items................         1,393             25           1,603           (503)
                                      ------------   ------------    ------------   ------------
  EBITDA............................        39,293         30,176         134,423        123,386
Rent expense........................        13,338         12,170          54,784         51,379
Rent expense from discontinued
  operations........................            58            320             643          1,948
                                      ------------   ------------    ------------   ------------
  EBITDAR...........................  $     52,689   $     42,666    $    189,850   $    176,713
                                      ============   ============    ============   ============